Exhibit 99.1

Trex Company Fourth-Quarter 2013 Net Sales Increase 38% to $63.8 Million

  Expanding Market Share through Growing Distribution Footprint
  Strong Response to Start of 2014 ‘Early Buy’ Season
  Net Income of $0.90 per Diluted Share
  Two-for-One Stock Split
  $50 Million Share Repurchase Program

WINCHESTER, Va.--(BUSINESS WIRE)--February 24, 2014--Trex Company, Inc. (NYSE:TREX), the world’s largest manufacturer of wood-alternative decking and railing products, today announced financial results for the fourth quarter ended December 31, 2013.

Net sales for the fourth quarter of 2013 totaled $63.8 million compared to net sales of $46.2 million for the 2012 fourth quarter, an increase of 38%. The Company reported net income of $15.1 million, or $0.90 per diluted share, for the 2013 period compared to a net loss of $3.6 million, or $0.22 per diluted share, for the prior-year period. During the 2013 period, the Company recognized a non-cash $10.9 million favorable income tax adjustment. During the 2012 quarter, the Company recognized a $1.5 million provision for costs related to the mold class action. Before giving effect to these adjustments, fourth-quarter 2013 net income was $3.9 million, or $0.23 per diluted share, while fourth-quarter 2012 net loss was $2.1 million, or $0.13 per diluted share.

“We brought 2013 to a very strong finish,” said Chairman, President and CEO Ronald W. Kaplan. “Expanded distribution and dealer demand across the country contributed significantly to sales and are helping us advance a key initiative – increasing market share. Our best-in-class high-performance product platform, coupled with our recently revised pricing strategy, is being well received in the marketplace. Our robust sales increase fell to the bottom line, producing an impressive $6.0 million improvement over underlying net income in the 2012 quarter.

“For the full year ended December 31, 2013, net sales totaled $343 million, an increase of 11% over 2012 and higher than the market growth for the year. An improving economy and the markets’ favorable response to our realigned ‘good, better, best’ high-performance decking and railing product platforms were among the key drivers. Underlying gross margin for the year was 34.9%, 40 basis points favorable to 2012. Excluding the $4.5 million LIFO inventory liquidation income realized in 2012, 2013 underlying gross margin was up 185 basis points. Underlying net income for 2013 was $48.2 million or $2.81 per share, an 82% increase over 2012.

“We ended the year with no debt. Our free cash flow for the year was $33 million. Based on our strong cash generation over the last six years, we returned $25 million of capital to our shareholders in the third quarter through a share repurchase program, a first for Trex. We are well positioned to fund our aggressive growth objectives and continue to return capital to shareholders.”

Mr. Kaplan concluded, “Our strong fourth quarter caps an outstanding year for Trex. Our priorities for 2014 are to continue building on our industry-leading distribution presence, best-in-class product platform, low-cost manufacturing competitive advantage and strong branding presence. For the first quarter of 2014, we expect net sales of approximately $115 million, an increase of approximately 7% over the prior-year period. Our Q1 sales forecast equates to 16% growth for the six-month Q4 2013 through Q1 2014 period as this period takes into account the earlier-than-usual stocking trends due to stronger demand from both new and existing dealers.”

For the full year ended December 31, 2013, Trex Company reported net sales of $342.5 million compared to net sales of $307.4 million for 2012, an increase of 11%. The Company reported net income of $34.6 million, or $2.02 per diluted share, compared to net income of $2.7 million, or $0.16 per diluted share, for 2012. During 2013, the Company recognized $24.5 million of non-operating charges, consisting of a $1.5 million charge related to market share expansion and resetting its prices for certain products as the Company transitioned its product offerings exclusively to Trex’s proprietary high-performance shelled technology; a $20.0 million increase to its warranty reserve for decking material manufactured at its Nevada plant prior to 2007; a $2.0 million charge for costs related to the mold class action; and a $1.1 million charge related to subleased office space in Dulles, Virginia. The Company also recognized a $10.9 million tax benefit as a result of a reduction to its valuation allowance. The Company’s 2012 results reflect a $21.5 million pre-tax increase to its warranty reserve, a $1.5 million provision for costs related to the mold class action, and $0.7 million of severance charges. Before giving effect to these adjustments, 2013 net income was $48.2 million, or $2.81 per diluted share, while 2012 net income was $26.4 million, or $1.55 per diluted share.

Stock Split

Trex also announced that its Board of Directors has approved a two-for-one stock split of the Company’s common stock. The stock split will be in the form of a stock dividend to be distributed on May 7, 2014 to shareholders of record at the close of business on April 7, 2014.

Mr. Kaplan commented, “This is the first stock split in Trex’s history and reflects the significant increase in our Company’s stock price in recent years. The split will provide more trading liquidity by appealing to all investor classes and reflects our confidence in our roadmap for the future.”

New Common Share Repurchase Plan

The Company announced that its Board of Directors has authorized a new common stock repurchase plan of up to $50 million of the Company’s outstanding common stock.

Because the repurchases under the plan are subject to certain pricing parameters, there is no guarantee as to the exact number of shares that will be repurchased under the plan, or that there will be any repurchases pursuant to the plan. In addition, the stock repurchase plan may be suspended, extended or terminated by the Company at any time without prior notice.

Fourth-Quarter 2013 Conference Call and Webcast Information

Trex will hold a conference call to discuss its fourth-quarter 2013 results on Monday, February 24, 2014 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 or 888-803-7566 and reference conference ID #44456489. A live webcast of the conference call will also be available in the Investor Relations section of the Trex Company website at trex.com.

For those who cannot listen to the live broadcast, an audio replay of the earnings call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the impact of weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Non-GAAP Measures

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, the Company uses the following non-GAAP financial measures: non-GAAP net sales and non-GAAP earnings per share. A supplementary schedule has been provided with the press release that reconciles GAAP and Non-GAAP measures for selected items. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP.

The Company defines non-GAAP earnings per share as net income before certain charges detailed in this release divided by weighted average basic or diluted shares outstanding, as applicable. The Company uses these non-GAAP financial measures for financial and operational decision-making purposes and as a means to evaluate period-to-period comparisons. The Company also believes that investors and analysts benefit from referring to these non-GAAP financial measures in assessing the performance and expectations of the Company’s future performance.

For more information on the reconciliation of GAAP and non-GAAP financial measures for selected items, please see the two tables titled “Reconciliations of GAAP and Non-GAAP for Selected Items” for the three- and twelve-month periods ending December 30, 2012 and 2013 at the end of this release.

About Trex Company

Trex Company is the world’s largest manufacturer of wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 6,700 retail locations throughout the world, Trex® outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Net sales	$63,831	$46,155	$342,511	$307,354

Cost of sales	44,146	32,729	243,893	222,772

Gross profit	19,685	13,426	98,618	84,582

Selling, general and administrative expenses	15,358	16,604	73,967	71,907

Income (loss) from operations	4,327	(3,178)	24,651	12,675

Interest expense, net	71	83	602	8,946

Income (loss) before income taxes	4,256	(3,261)	24,049	3,729

Provision (benefit) for income taxes	(10,847)	358	(10,549)	1,009

Net income (loss)	$15,103	$(3,619)	$34,598	$2,720

Basic earnings (loss) per common share	$0.91	$(0.22)	$2.06	$0.17

Basic weighted average common shares outstanding	16,522,854	16,758,829	16,794,841	16,123,592

Diluted earnings (loss) per common share	$0.90	$(0.22)	$2.02	$0.16

Diluted weighted average common shares outstanding	16,789,196	16,758,829	17,136,751	17,064,856

Comprehensive income (loss)	$15,103	$(3,619)	$34,598	$2,720

Trex Company, Inc.
Reconciliations of GAAP and Non-GAAP
For Selected Items

GAAP to Non-GAAP Reconciliation
3 Months Ended December 31,
Amounts In Thousands
		2013	2012
GAAP Income (loss) from Operations		$4,327	($3,178)
Non-GAAP Adjustments
Business Expansion Charge Recovery(1)	Net sales	($350)	$0
Mold Class Action Provision(2)	Selling, general and administrative expenses	$0	$1,500
Total Non-GAAP Adjustments		($350)	$1,500

Non-GAAP Income (loss) from Operations		$3,977	($1,678)

2013 Non-GAAP Adjustments include: (1) a $1.8M charge related to business expansion (Net sales) was recognized in Q3 2013. In Q4 2013, the estimated charge was reduced by $350K to $1.45M.

2012 Non-GAAP Adjustments include: (2) a $1.5M provision for the mold class action (Selling, general and administrative expenses).

GAAP to Non-GAAP Reconciliation
12 Months Ended December 31,
Amounts In Thousands
		2013	2012
GAAP Income (loss) from Operations		$24,651	$12,675
Non-GAAP Adjustments
Business Expansion Charge(1)	Net sales	$1,450	$0
Increase to Warranty Reserve(2)	Cost of sales	$20,000	$21,487
Corporate Office Sublet Charge(3)	Selling, general and administrative expenses	$1,066	$0
Mold Class Action Provision(4)	Selling, general and administrative expenses	$1,970	$1,500
Severance Charge(5)	Selling, general and administrative expenses	$0	$673
Total Non-GAAP Adjustments		$24,486	$23,660

Non-GAAP Income (loss) from Operations		$49,137	$36,335

2013 Non-GAAP Adjustments include: (1) a $1.45M charge related to business expansion (Net sales), (2) a $20.0M charge to the previously established warranty reserve (Cost of sales), (3) a $1.1M charge in connection with the sublet of corporate office space in Dulles, Va. (Selling, general and administrative expenses), and (4) a $2.0M provision for the mold class action (Selling, general and administrative expenses)

2012 Non-GAAP Adjustments include: (2) a $21.5M charge to the previously established warranty reserve (Cost of sales), (4) a $1.5M provision for the mold class action (Selling, general and administrative expenses) and (5) a $0.7M severance charge (Selling, general and administrative expenses).

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	31-Dec-13	31-Dec-12

ASSETS
Current assets:

Cash and cash equivalents	$3,772	$2,159
Accounts receivable, net	37,338	26,542
Inventories	22,428	17,521
Prepaid expenses and other assets	2,761	2,188
Income taxes receivable	384	435
Deferred income taxes	9,497	3,792
Total current assets	76,180	52,637
Property, plant and equipment, net	100,783	104,425
Goodwill and other intangibles	10,542	10,550
Other assets	652	1,003
Total assets	$188,157	$168,615

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$14,891	$11,161
Accrued expenses	23,295	18,818
Accrued warranty	9,000	7,500
Line of credit	-	5,000
Total current liabilities	47,186	42,479
Deferred income taxes	360	7,353
Non-current accrued warranty	31,812	21,487
Other long-term liabilities	2,183	3,310
Total liabilities	81,541	74,629
Stockholders’ equity:

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value, 40,000,000 shares authorized; 17,299,062 and 17,010,493 shares issued and 16,737,807 and 17,010,493 shares outstanding at December 31, 2013 and December 31, 2012, respectively	173	170
Additional paid-in capital	101,667	98,638
Retained earnings (deficit)	29,776	(4,822)
Treasury stock, at cost, 561,255 shares	(25,000)	-
Total stockholders’ equity	106,616	93,986
Total liabilities and stockholders’ equity	$188,157	$168,615

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2013	2012

OPERATING ACTIVITIES
Net income	$34,598	$2,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,255	22,459
Other non-cash charges	(10,103)	5,682
Changes in operating assets and liabilities	4,458	29,582

Net cash provided by operating activities	$45,208	$60,443

INVESTING ACTIVITIES	$(12,697)	$(7,484)

FINANCING ACTIVITIES	$(30,898)	$(55,326)

Net increase (decrease) in cash and cash equivalents	$1,613	$(2,367)
Cash and cash equivalents at beginning of period	$2,159	$4,526

Cash and cash equivalents at end of period	$3,772	$2,159

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
Chief Financial Officer
or
LHA
Harriet Fried, 212-838-3777